Exhibit 99.1

February 23, 2011

John Whelan
Acting Chief Executive Officer, A.P. Pharma, Inc.
123 Saginaw Drive
Redwood City CA 94063

Dear John,

As we both know, the hurdles to success in this industry are many and varied and reasonable minds may differ over how best to navigate the obstacles. As we have discussed, I have a different perspective from the majority of the Board regarding the path AP Pharma has taken and continues on today with respect to capital raising activities. While I wish the best for you, the Company and the rest of the Board, I hereby tender my resignation from the Board of Directors of AP Pharma, effective immediately.

Best regards,

/s/ Steve Davis
Steve Davis

cc: Paul Goddard, Chairman of the Board of Directors, A.P. Pharma